As filed with the Securities and Exchange Commission on January 22, 2003
Registration No. 333-101434

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Coeur d’Alene Mines Corporation

(Exact name of registrant as specified in its charter)

Idaho	82-0109423
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Coeur d’Alene Mines Building

505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Dennis E. Wheeler

Chairman of the Board and Chief Executive Officer
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
(208) 667-3511
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew E. Bogen, Esq.
Timothy J. Hart, Esq.
Gibson, Dunn & Crutcher, LLP
333 South Grand Avenue
Los Angeles, California 90067
(213) 229-7000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐

      If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:     ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Unit	Price(2)	Registration Fee

Primary Offering:

Common Stock(3)	$125,000,000(1)	(1)(2)	$125,000,000(1)	$11,500(7)(8)

Preferred Stock(4)

Warrants(5)

Debt Securities(6)

Secondary Offering:

Common Stock	7,125,000 shares	$1.785 (9)	$12,718,125	$1,170.07 (8)

(1)	In no event will the aggregate maximum offering price of all securities offered and sold by us pursuant to this registration statement exceed $125,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	The proposed maximum offering price per unit (a) has been omitted pursuant to Instruction II.D. of Form S-3, and (b) will be determined, from time to time, by the registrant in connection with the issuance of the securities registered hereunder.

(3)	Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of common stock as may be sold, from time to time, by the registrant. There is also being registered hereunder an indeterminate number of shares of common stock that may be issued upon conversion of preferred stock or debt securities or exercise of warrants registered hereunder.

(4)	Subject to footnote (1), there is being registered hereunder an indeterminate number of shares of preferred stock as may be sold, from time to time, by the registrant. There is also being registered hereunder an indeterminate number of shares of preferred stock that may be issued upon exercise of warrants hereunder.

(5)	Subject to footnote (1), there is being registered hereunder an indeterminate number of warrants as may be sold, from time to time, by the registrant.

(6)	Subject to footnote (1), there is being registered hereunder an indeterminate number of debt securities as may be sold, from time to time, by the registrant. There is also being registered hereunder an indeterminate number of debt securities that may be issued upon exercise of warrants hereunder.

(7)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(8)	All of this amount was previously paid in connection with Coeur d’Alene Mines Corporation’s registration statement on Form S-4 initially filed with the Commission on June 20, 2001 (File No. 333-63472) and is being applied towards the currently due filing fee pursuant to Rule 457(p).

(9)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the high and low prices reported of the common stock on The New York Stock Exchange on January 21, 2003.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2003

PROSPECTUS

$125,000,000

COEUR D’ALENE MINES CORPORATION

COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES

AND
WARRANTS TO PURCHASE THE ABOVE SECURITIES

7,125,000 SHARES OF COMMON STOCK

OFFERED BY SELLING STOCKHOLDER

        This prospectus provides a general description of the debt securities, preferred stock, common stock and warrants we may offer from time to time with an aggregate public offering price of up to $125,000,000. In addition, up to 7,125,000 shares of our common stock may be sold from time to time in one or more offerings pursuant to the registration statement of which this prospectus forms a part by the stockholder named in the “Selling Stockholder” section of this prospectus. We will not receive any proceeds from sales of shares of common stock by the selling stockholder. Each time we or the selling stockholder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

      Our common stock is listed on the New York Stock Exchange under the symbol “CDE.”

       Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 and contained in the “Business” section of our filings with the SEC and the applicable prospectus supplement.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January      , 2003

ABOUT THIS PROSPECTUS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
RISK FACTORS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.e
EXHIBIT 5.a
EXHIBIT 5.b

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      This prospectus “incorporates by reference” certain reports we file with the Securities and Exchange Commission, which means that we can disclose important information by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we filed with the SEC using a “shelf “registration process. The aggregate offering prices of all securities that may be sold by us under this prospectus will not exceed $125,000,000. Of that amount, we may sell any combination of the securities described in this prospectus from time to time.

      The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which may include guarantees of the debt securities by some or all of our subsidiaries;

•	preferred stock;

•	common stock; and

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities.

      We may sell these securities either separately or in units. We may issue debt securities convertible into shares of our common stock or preferred stock. The preferred stock issued may also be convertible into shares of our common stock or another series of preferred stock. This prospectus provides a general description of the securities that may be offered.

      In addition, up to 7,125,000 shares of our common stock may be sold from time to time in one or more offerings by the selling stockholder. See “Selling Stockholder.” We will not receive any proceeds from sales of shares of common stock by the selling stockholder.

      Each time we or the selling stockholder sell securities pursuant to this prospectus, to the extent required by applicable law we will describe in a prospectus supplement, which we or the selling stockholder will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, where applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

      In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

THE COMPANY

General

      Coeur d’Alene Mines Corporation is the world’s largest primary silver producer and is engaged through its subsidiaries in the operation and/or ownership, development and exploration of silver and gold mining properties and companies located primarily within the United States (Nevada, Idaho and Alaska) and South America (Bolivia, Chile and Argentina). In 2001, we produced approximately 10.9 million ounces of silver and approximately 96,000 ounces of gold. In 2002, we produced approximately 14.8 million ounces of silver and 117,000 ounces of gold.

      Our principal silver mines are located in Nevada (the Rochester Mine), in the Silver Valley region of northern Idaho (the Galena Mine), in southern Chile (the Cerro Bayo Mine) and in Argentina (the Martha Mine). In addition, we own or lease, either directly or through our subsidiaries, silver and gold development projects in Bolivia (the San Bartolomé silver project) and in Alaska (the Kensington Property). We also control promising properties with significant silver exploration potential close to our existing mining operations. Our customers are bullion trading banks that purchase silver and gold from us and then sell these metals to end users for use in industry applications such as electronic circuitry, in jewelry and silverware production and in the manufacture and development of photographic film. In addition, we sell high grade gold and silver concentrates to smelters in Japan, Canada and the United States.

      We were incorporated in Idaho in 1928. Our principal executive office is located at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814 and our telephone number is (208) 667-3511.

Auditor’s Going Concern Opinion

      The report of our independent auditors for the fiscal year ended December 31, 2001 and the related notes to our financial statements state that our (i) recurring losses from operations, (ii) significant portion of our 6% subordinated debentures that were repaid in June 2002 and (iii) declining amounts of cash and cash equivalents and unrestricted short-term investments raise substantial doubt about our ability to continue as a going concern.

USE OF PROCEEDS

      We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include repayment of indebtedness. Until such time as we use the proceeds for general corporate purposes, we intend to invest the net proceeds in high quality, interest-bearing instruments. We will not receive any proceeds from sales of shares of common stock by the selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

											Nine Months
											Ended
	Years Ended December 31,										September 30,

	1997		1998		1999		2000		2001		2001	2002

											(Unaudited)
Ratio of earnings to fixed charges	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$2.37	$	N/A

      Other than the nine month period ended September 30, 2001, our earnings were inadequate to cover fixed charges for each of the last five years and the most recent interim nine-month period. Earnings were insufficient to cover fixed charges in the following amounts: $18.1 million in 1997; $227.0 million in 1998; $29.3 million in 1999; $47.5 million in 2000; $3.1 million in 2001, and $35.1 million in the nine months ended September 30, 2002.

      For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and gains/(losses) on the early retirement of debt and fixed charges, and fixed charges consist of interest and that portion of rent deemed representative of interest. Fixed charges consist of interest, preferred stock dividends and that portion of rent deemed representative of interest.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This prospectus contains forward looking information. This forward looking information is subject to risks and uncertainties. In some cases, you can identify forward looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors” in our filings with the SEC and in the applicable prospectus supplement attached hereto. These factors may cause our actual results to differ materially from any forward looking statement. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

      You should carefully consider the following risk factors in addition to the other information contained or incorporated by reference in this prospectus in evaluating whether to invest in our common stock.

Risks Relating to Our Common Stock

      The market price of our common stock could decrease as a result of the impact of an increase in the number of our outstanding shares that may result from conversion of our outstanding convertible debt into shares of common stock.

      At December 31, 2002, we had approximately 118.6 million outstanding shares of common stock. Pursuant to their respective indentures, the approximately $79.5 million aggregate outstanding principal amount of convertible debt at December 31, 2002 is convertible into a total of 12.2 million shares of common stock, assuming there are not adjustments to the conversion price. In addition, we may, from time to time, enter into exchange transactions with holders of our outstanding convertible debt involving the issuance of additional shares of common stock. The impact of the issuance of a significant amount of common stock may place downward pressure on the market price of the common stock.

      The market price of our common stock has been volatile and may decline.

      The market price of our common stock has been volatile and may decline in the future. The high and low closing sale prices of our common stock were $4.125 and $0.8125 per share in 2000, $1.23 and $0.87 in 2001 and $2.50 and $0.78 in 2002. The closing sale price at January 21, 2003 was $1.76 per share.

      The market price of our common stock historically has fluctuated widely and been affected by many factors beyond our control. These factors include:

•	the market prices of silver and gold;

•	general stock market conditions;

•	interest rates;

•	expectations regarding inflation;

•	currency values; and

•	global and regional political and economic conditions and other factors.

      The holder of approximately 7.125 million of our outstanding shares of common stock, which constitute restricted securities under the federal securities laws, has required that we register such shares for public resale under those laws. The offer and resale of such shares could impose downward pressure on the market price of our common stock.

      In 1999, we issued approximately 7.125 million shares of our common stock to Asarco Incorporated in connection with our acquisition of certain of its silver mining interests. This represents approximately 6% of our currently outstanding common shares. Asarco has exercised its contractual right to request the registration of those shares under the Securities Act for public resale and this prospectus includes all of such shares that may be resold by Asarco. The public offering and resale of such shares would increase the number of shares of our common stock being sold in the public market and could exert downward pressure on the market price of our shares.

      Because we have $79.5 million in convertible debt as of December 31, 2002, our future operating performance must generate cash flows sufficient to meet our debt payment obligations and our large amount of indebtedness could negatively impact holders of our common stock.

      Our ability to make scheduled debt payments on our outstanding indebtedness will depend on our future operating performance and cash flow. Our operating performance and cash flow, in part, are subject to economic factors beyond our control, including the market prices of silver and gold. We may not be able to generate enough cash flow to meet our obligations and commitments. If we cannot generate sufficient cash flow from operations to service our debt, we may need to further refinance our debt, dispose of assets, or issue equity to obtain the necessary funds. We do not know whether we will be able to refinance our debt, issue equity, or dispose of assets to raise funds on a timely basis or on satisfactory terms.

      We incurred net losses of $35.1 million in the nine months ended September 30, 2002, $3.1 million in fiscal 2001 and $47.8 million in fiscal 2000. These losses could continue. As of December 31, 2002, we had outstanding convertible debt in the principal amount of approximately $79.5 million, of which approximately $55.1 million matures on January 31, 2004.

      Our indebtedness could negatively impact holders of the common stock in many ways, including:

•	reducing funds available to support our business operations and for other corporate purposes because portions of our cash flow from operations must be dedicated to the payment of principal and interest on our debt;

•	impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes; and

•	making us more vulnerable to a downturn in general economic conditions or in our business.

      If we are unable to pay our debts upon their maturity, it may be necessary for us to seek relief under Chapter 11 of the Bankruptcy Code.

      Absent additional financing and/or an increase in our cash flows, our large amount of indebtedness may require us to seek relief under Chapter 11 of the Bankruptcy Code. Chapter 11 permits a company to remain in control of its business, protected by a stay of all creditor action while the company seeks to negotiate and confirm a plan of reorganization with its creditors. We might not be successful in any attempt to confirm a plan of reorganization with our creditors. If we were to commence a Chapter 11 case, we would expect our relationships with customers and our employee morale to be adversely affected. In addition, it is possible that various development projects and exploratory activities would be curtailed. Many Chapter 11 cases are unsuccessful and virtually all involve substantial time and expense. When a company is unsuccessful in obtaining confirmation of a plan of reorganization, the assets of the company usually are liquidated.

      In a bankruptcy case, holders of our convertible debt, which amounted to approximately $79.5 million at December 31, 2002, would be entitled to receive full payment on their claims before the distribution of any amounts to holders of common stock.

      We do not anticipate paying dividends on the common stock.

      We do not anticipate paying any cash dividends on the common stock at this time. Therefore, holders of the common stock will likely not receive a dividend return on their investment and there is a significant likelihood that holders of the common stock will not realize any value through the receipt of cash dividends.

      We are subject to anti-takeover provisions in our charter and in our contracts that could delay or prevent an acquisition of Coeur d’Alene even if such an acquisition would be beneficial to our stockholders.

      Certain provisions of our articles of incorporation and our contracts could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our stockholders. Some of these provisions:

•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of common stock; and

•	require that a “fair price” be paid in certain business transactions.

      We have also implemented a shareholder rights plan which could delay or prevent a third party from acquiring us.

Risks Relating to Coeur d’Alene and its Business

      We have incurred losses in the last five years and expect to continue to do so.

      We have incurred net losses in the last five years, and have had losses from continuing operations in each of those periods. Significantly contributing to the losses were:

•	historically low gold and silver market prices;

•	our deliberate pursuit of a growth policy calling for the acquisition of mining properties and companies and financing such growth principally by incurring convertible indebtedness; and

•	significant write-offs for impaired assets in 1998 ($223.6 million), 1999 ($20.2 million), 2000 ($21.2 million) and 2001 ($6.1 million).

      Until very recently, the market prices for silver and gold have been below our full production costs for these metals. Low silver and gold prices have made mining at certain of our properties uneconomical. If these prices decline, we may be required to recognize additional impairment write-downs, which would increase our operating losses.

      We have not had sufficient earnings to cover fixed charges in recent years.

      As a result of our net losses, our earnings have not been adequate to satisfy fixed charges (i.e., interest, preferred stock dividends and that portion of rent deemed representative of interest) in each of the last five years. The amounts by which earnings were inadequate to cover fixed charges were approximately $239.1 million in 1998, $33.3 million in 1999, $63.6 million in 2000, $51.3 million in 2001 and $35.1 million for the nine months ended September 30, 2002, respectively.

      We do not expect that a significant amount of our 6 3/8% Convertible Subordinated Debentures due January 31, 2004 and our 7 1/4% Convertible Subordinated Debentures due October 31, 2005 will be converted into common stock in the foreseeable future because the contractual conversion price of each issue, as set forth in the applicable indenture, substantially exceeds the current market price of our common stock. However, we may from time enter into exchange transactions that reflect a conversion price that is different from the price set forth in the applicable indenture and that is more closely related to the then market price of our common stock.

      For the period from January 1, 2002 to December 31, 2002, a total of $50.1 million in principal of our 13 3/8% Convertible Senior Subordinated Notes due 2003 issued in August 2001 and May 2002 had converted onto common stock, reducing the amount outstanding to $12.7 million. As of the date hereof, all of our 13 3/8% Convertible Senior Subordinated Notes due 2003 issued in May 2002 have been converted to shares of common stock.

      We expect to satisfy our fixed charges and other expense obligations in the future from cash flow from operations and, if cash flow from operations is insufficient, from working capital, which amounted to approximately $38.8 million at September 30, 2002, and, if necessary, the sale of assets or equity or debt securities. We have recently been experiencing negative cash flow from operating activities. The amount of net cash used in, as opposed to provided by, our operating activities amounted to approximately $7.7 million in the nine months ended September 30, 2002, $29.9 million in 2001 and $23.8 million in 2000. The availability of future cash flow from operations or working capital to fund the payment of interest on our outstanding debt and other fixed charges will be dependent upon numerous factors, including our results of operations, silver and gold prices, levels and costs of production at our mining properties, the amount of our capital expenditures and expenditures for acquisitions, developmental and exploratory activities, and the extent to which we are able to reduce the amount of our indebtedness through additional exchanges or conversions.

      The market price of silver, over which we have no control, is volatile and until recently had traded at a historically low level which adversely affected us.

      Because we derive approximately 70% of our revenues from sales of silver, our earnings are directly related to the price of this metal. Silver prices fluctuate widely and are affected by many factors beyond our control, including interest rates, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors.

      For much of 2001 and into 2002, the market price for silver was at its lowest levels since 1995 and was below our full production costs. The market price of silver has recently increased and (as reported by Handy & Harman) on December 31, 2002 was $4.67 per ounce. The price of silver may decline in the future. Factors that are generally understood to have contributed to the low prices for silver in 2001 and into 2002 included sales by private and government holders, the emergence of China as a large net seller and a general global economic slowdown.

      If the silver price returns to the levels seen in 2001, our net losses will continue, we could temporarily suspend mining at one or more of our properties, and we could be required to record additional asset impairment write-downs pursuant to SFAS 121 (as discussed below).

      We have recorded significant write-downs of mining properties in recent years and may have to recognize additional write-downs in the future.

      Statement of Financial Accounting Standards No. 121 (SFAS 121), “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” established accounting standards for impairment of the value of long-lived assets such as mining properties. SFAS 121 requires a company to review the recoverability of its assets by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment must be recognized when the carrying value of the asset exceeds these cash flows.

      Recognizing impairment write-downs has hurt our results of operations in recent years. We have recorded significant write-downs of our mining properties, including write-downs effected pursuant to SFAS 121 in recent years, amounting to $218.9 million in 1998 and $16.2 million in 1999, $12.2 million in 2000, $6.1 million in 2001 and $0 in the nine months ended September 30, 2002. The 1998 write-downs included $54.5 million at the Petorca Mine in Chile, $42.9 million at the Fachinal Mine in Chile and $121.5 million at the Kensington property in Alaska. The Kensington property is not yet a producing property and may never become one. The 1999 write-downs consisted of $16.2 million at the Yilgarn Star Mine in Australia. The 2000 write-down included an impairment of $12.2 million for our investment in Gasgoyne Gold Mines NL. The 2001 write-down consisted of an additional impairment of $6.1 million at the Kensington property.

      While we do not believe that any of our other properties presently requires a write-down pursuant to SFAS 121, if silver prices decline and/or we fail to reduce production costs or expand mineable ore reserves at our mining properties, we may recognize further asset write-downs.

      The estimation of ore reserves is imprecise and subjective, requiring the use of uncertain metals market prices and other assumptions. Estimated ore reserves may not be realized in future actual production and operating results.

      The ore reserve figures presented in our filings with the SEC are estimates made by our technical personnel. Reserve estimates are a function of geological and engineering analysis and also require us to make assumptions about production costs and silver and gold market prices. Reserve estimation is necessarily an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and we may be required to further reduce reserve estimates, discontinue development or mining at one or more of our properties, or write down assets as impaired. Should we encounter mineralization or geologic formations at any of our mines or projects different from those predicted by drilling, sampling and similar examinations, then our reserve estimates may be adjusted and mining plans may be altered, which may adversely affect our actual production and operating results. Ore reserves at most of our mining properties operated by us are the subject of verification by independent consulting geologists or mining engineers. Ore reserves at mining properties in which we have an ownership interest but which are operated by other companies are prepared by such companies, reviewed by us and may not be subject to independent verification.

      Silver and gold reserves at mining properties owned by us and in which we have an ownership interest were last calculated as of December 31, 2001. Our ore reserve determinations were based on a long-term silver price average of $5.00 per ounce and a long-term gold price average of $300 per ounce.

      Significant risks and costs are associated with our exploration, development and mining activities.

      Our ability to sustain or increase our present production levels depends in part on successful exploration and development of new ore bodies and/or expansion of existing mining operations. Mineral exploration, particularly for silver and gold, involves many risks and frequently is not productive. If and when mineralization is discovered, it may take a number of years until production is possible, during which time the economic viability of the project may change. Substantial expenditures are required to establish ore reserves, extract the metals from the ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any individual development project and all such projects collectively is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and future metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance of necessary permits and receipt of adequate financing.

      Development projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Particularly for development projects, estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the orebody, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated.

      Our silver and gold production may decline in the future.

      Our future silver and gold production may decline as a result of the exhaustion of reserves and possible closure of mines. It has been and will continue to be our business strategy to conduct silver and gold exploratory activities at our existing mining and exploratory properties as well as at new exploratory projects, and to acquire silver and gold mining properties and/or businesses that possess mineable ore reserves and are expected to become operational in the near future. Although that is our business strategy, we can provide no assurance that our silver and gold production in the future will not decline.

      There are significant risks associated with our mining activities, not all of which are fully covered by insurance.

      The mining business is generally subject to risks and hazards, including quantity of production, quality of the ore, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Although we maintain insurance in an amount that we consider to be adequate, liabilities might exceed policy limits, in which event we could incur significant costs that could adversely affect our results of operation. Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry.

      We are subject to significant environmental and other governmental regulations that can require substantial expenses and capital expenditures.

      Our mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards, occupational health and safety including, mine safety, toxic substances and other matters. Although these laws and regulations have never required us to close any mine, the costs associated with compliance with such laws and regulations are substantial and possible future laws and regulations, or more stringent enforcement thereof by governmental authorities could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of our properties. Moreover, these laws and regulations allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations, and can lead to the imposition of substantial fines, penalties and other civil and criminal sanctions. Risks of substantial costs and liabilities, including for the restoration of the environment after the closure of our mines, are inherent in our operations. Although we believe we are in substantial compliance with applicable laws and regulations, we cannot assure you that any such law, regulation, enforcement or private claim will not have a material adverse effect on our business, financial condition or results of operations.

      Certain of our mining wastes are currently exempt to a limited extent from the extensive set of federal Environmental Protection Agency (EPA) regulations governing hazardous waste under the Resource Conservation and Recovery Act (RCRA). If the EPA designates these wastes as hazardous under RCRA in the future, we would be required to expend additional amounts on the handling of such wastes and to make significant expenditures on the construction of hazardous waste disposal facilities. In addition, regardless of whether these wastes are designated as hazardous under RCRA, if they cause contamination in or damage to the environment at a mining facility, such facility may be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Under CERCLA, any owner or operator of a Superfund site since the time of its contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts. Additional regulations or requirements are also imposed upon our tailings and waste disposal areas in Idaho and Alaska under the federal Clean Water Act (CWA) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA. Airborne emissions are subject to controls under the air pollution statutes implementing the Clean Air Act in Nevada, Idaho and Alaska. In the context of environmental permitting, including the approval of reclamation plans, we must comply with standards and regulations which entail significant costs and can entail significant delays.

      Significant risks are associated with our foreign operations and activities.

      Chile and Bolivia are the most significant foreign countries in which we directly or indirectly own or operate mining properties or developmental projects. We also conduct exploratory projects in Chile and Bolivia. In addition, during 2002, we acquired an operating mining asset and associated exploration properties in Argentina, which has recently experienced political instability, currency value fluctuations and changes in banking regulations. Although the governments and economies of Chile and Bolivia have been relatively stable in recent years, property ownership in a foreign country generally is subject to the risk of expropriation or nationalization with inadequate compensation. Any foreign operations or investment may also be adversely affected by exchange controls, currency fluctuations, taxation and laws or policies of particular countries as well as laws and policies of the United States affecting foreign trade investment and taxation.

      There are significant risks associated with any future acquisitions by us.

      An important element of our business strategy has been the opportunistic acquisition of silver and gold mines, properties and businesses. While it is our practice to engage independent mining consultants to assist in evaluating and making acquisitions, mining properties acquired by us in the future might not be developed profitably or, if profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, we may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing shareholders. We intend to seek shareholder approval for any such acquisitions only to the extent required by applicable law, regulations or stock exchange rules.

      Finding and acquiring new mineral properties is very difficult and competitive.

      Because mines have limited lives based on proven and probable ore reserves, we, like other mining companies are continually seeking to replace and expand our ore reserves. Identifying promising mining properties is difficult. Furthermore, we encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing silver and gold. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand current ore reserves through the acquisition of new mining properties on terms we consider acceptable.

      Significant risks are associated with our purchases of currencies of foreign countries in which we do business.

      We may enter into agreements which require us to purchase currencies of foreign countries in which we do business in order to ensure fixed exchange rates. In the event that actual exchange rates vary from those set forth in the hedge contracts, we will experience U.S. dollar-denominated currency gains or losses.

      We will have to use some of our cash to provide financial assurance relating to our Rochester Mine’s future reclamation liability.

      The insurance company that issued the surety bond required under Nevada law to cover our estimated $21.0 million of future mine closure reclamation costs relating to the Rochester Mine filed for liquidation in the first quarter of 2001. We have reached an agreement with this insurance company and the State of Nevada regarding financial assurance for future reclamation costs at the Rochester Mine. This settlement will require us to fund a reclamation escrow account in amounts calculated based on a formula which takes into account the amount of silver and gold produced and sold at the Rochester Mine commencing July 1, 2002. Based on recent production levels, we estimate that the annual funding required by the settlement into this escrow account will be approximately $3.0 million.

      Third parties may dispute our unpatented mining claims.

      The validity of unpatented mining claims, which constitute a significant portion of our property holdings in the United States, is often uncertain and may be contested. Although we have attempted to acquire satisfactory title to undeveloped properties, we, in accordance with mining industry practice, do not generally obtain title opinions until a decision is made to develop a property, with the attendant risk that some titles, particularly titles to undeveloped properties, may be defective.

      We are required to obtain government permits to expand operations or begin new operations, which is often a costly and time-consuming process.

      Mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings on our part. The duration and success of permitting efforts are contingent on many factors that are out of our control. Government permitting may increase costs and cause delays depending on the nature of the activity to be permitted, and in an extreme case, could cause us to not proceed with the development of a mine.

      Since we are unable to obtain required consents from Arthur Andersen, our prior independent public accountants, and if they cease conducting business or seek protection from creditors, you may not be able to recover damages from them.

      On July 24, 2002, we changed our independent auditors from Arthur Andersen LLP to KPMG LLP. We are generally required to obtain a written consent from our prior independent public accountants, Arthur Andersen, in order to include their audit report covering the audited financial statements incorporated by reference in this prospectus.

      The SEC has provided relief for companies that are unable to obtain consents from Arthur Andersen due to their indictment for obstruction of justice. We have filed this registration statement in reliance on the relief provided by the SEC. However, because Andersen has not provided a consent in connection with our registration statement, you may not be able to recover against Andersen under Section 11 of the Securities Act.

      In addition, should Arthur Andersen cease conducting business, declare bankruptcy or avail itself of other forms of protection from creditors, it is unlikely you would be able to recover damages from Andersen for a claim under Section 11 of the Securities Act or any other claim.

      Our silver mining operations will be adversely affected if we are not able to renew our labor union contract at Silver Valley.

      On December 13, 2002, our labor contract with the United Steelworkers of America for the Galena Mine expired. The union negotiating committee recommended to its membership, consisting of 175 members, that our offer be accepted. However, the membership voted to reject the offer. Although no strike has been called and negotiations continue, our silver mining operations would be adversely affected if we are unable to negotiate a new labor contract with the union.

DESCRIPTION OF DEBT SECURITIES

      The following sets forth certain general terms and provisions of the indentures under which the debt securities are to be issued. The particular terms of the debt securities will be set forth in a prospectus supplement relating to such debt securities.

      The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt, senior to all future subordinated indebtedness of the Company and pari passu with other current and future unsecured, unsubordinated indebtedness of the Company or, in the alternative, subordinated debt subordinate in right of payment to current and future senior debt and pari passu with other future subordinated indebtedness of the Company. The debt securities will be issued under an indenture in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The indentures will be executed by the Company and one or more trustees. The following summary of certain provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of the indentures, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

      The indentures will not limit the amount of debt securities that may be issued thereunder. Reference is made to the prospectus supplement of the following terms of the debt securities offered pursuant thereto: (i) designation (including whether they are senior debt or subordinated debt and whether such debt is convertible), aggregate principal amount, purchase price and denomination; (ii) the date of maturity; (iii) interest rate or rates (or method by which such rate will be determined), if any; (iv) the dates on which any such interest will be payable and the method of payment (cash or common stock); (v) the place or places where the principal of and interest, if any, on the debt securities will be payable; (vi) any redemption or sinking fund provisions; (vii) any rights of the holders of debt securities to convert the debt securities into other securities or property of the Company; (viii) the terms, if any, on which such debt securities will be subordinate to other debt of the Company; (ix) if other than the principal amount hereof, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (x) any events of default in addition to or in lieu of those described herein and remedies therefor; (xi) any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities; (xii) listing (if any) on a securities exchange; (xiii) whether such debt securities will be certificated or in book-entry form; and (xiv) any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms that may be required by or advisable under United States laws or regulations.

      Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

      Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the prevailing market rate, will be sold at a discount below its stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to any debt securities issued at par that is treated as having been issued at a discount for United States income tax purposes will be described in the relevant prospectus supplement.

      The indentures will not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets.” The Company’s Articles of Incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”

Modification and Waiver

      Each indenture will provide that modifications and amendments of such indenture may be made by the Company and the applicable trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities issued under such indenture that are affected by the modification or amendment voting as one class; provided that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, among other things: (a) extend the final maturity of such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or extend the time or reduce the amount of any payment to any sinking fund or analogous obligation relating to such debt securities, or materially and adversely affect any right to convert such debt securities in accordance with such indenture or impair or affect the right of any holder of debt securities to institute suit for the payment thereof or, if such debt securities provide therefor, any right of repayment at the option of the holder, (b) reduce the aforesaid percentage of such debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, (c) reduce the percentage of such debt securities of any series necessary to consent to waive any past default under such indenture to less than a majority, or (d) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby, provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in such section or the deletion of this proviso.

      Each indenture will provide that a supplemental indenture that changes or eliminates any covenant or other provision of such indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such indenture of the holders of debt securities of any other series.

      The indenture in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part and each supplemental indenture entered into thereunder will provide that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes: (1) to secure any debt securities issued thereunder; (2) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants, agreements and obligations of the Company in such indenture and in the debt securities issued thereunder; (3) to add to the covenants of the Company or to add any additional events of default; (4) to cure any ambiguity, to correct or supplement any provision in such indenture that may be inconsistent with any other provision of such indenture or to make any other provisions with respect to matters or questions arising under such indenture, provided that such action shall not adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect; (5) to establish the form and terms of debt securities issued thereunder; (6) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee; (7) to permit or facilitate the issuance of debt securities in global form or bearer form or to provide for uncertificated debt securities to be issued thereunder; (8) to change or eliminate any provision of such indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision; or (9) to amend or supplement any provision contained in such indenture, which was required to be contained in the indenture in order for the indenture to be qualified under the Trust indenture Act of 1939, if the Trust indenture Act of 1939 or regulations thereunder change what is so required to be included in qualified indentures, in any manner not inconsistent with what then may be required for such qualification.

Events of Default

      Unless otherwise provided in any prospectus supplement, the following will be events of default under each indenture with respect to each series of debt securities issued thereunder: (a) failure to pay principal (or premium, if any) on any series of the debt securities outstanding under such indenture when due; (b) failure to pay any interest on any series of the debt securities outstanding under such indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when due, payable by the terms of such series of debt securities; (d) failure to perform any other covenant or warranty of the Company contained in such indenture or such debt securities continued for 90 days after written notice; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities. In case an event of default described in (a), (b) or (c) above shall occur and be continuing with respect to any series of such debt securities, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. In case an event of default described in (d) above shall occur and be continuing, the applicable trustee or the holders of not less than 25% in aggregate principal amount of all debt securities of each affected series then outstanding under such indenture (treated as one class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all debt securities of all such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal of or premium, if any, or interest on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

      Each indenture will provide that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

      The Company will be required to furnish to each trustee annually a statement as to its compliance with all conditions and covenants in the applicable indenture.

      Each indenture will contain a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under such indenture at the request of such holders. Each indenture will provide that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the applicable trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

      Each indenture will provide that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless the Company is the surviving corporation or the successor person is a corporation organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

      Existence. Except as permitted under “— Consolidation, Merger or Sale of Assets,” the indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by Articles of Incorporation, Bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its board of directors determines that the preservation thereof is no longer desirable in the conduct of its business.

      Maintenance of Properties. The indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries will not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

      Insurance. The indentures will require the Company to cause each of its and its subsidiaries’ insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, in specified amounts and with insurers having a specified rating from a recognized insurance rating service.

      Payment of Taxes and Other Claims. The indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

      Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the indentures will require the Company, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the SEC if the Company were so subject, (i) to transmit by mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such sections, (ii) to file with the applicable trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such sections and (iii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of the documents to any prospective holder.

      Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

      The terms and conditions, if any, upon which the debt securities are convertible into Common Stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Discharge, Defeasance and Covenant Defeasance

      Each indenture will provide with respect to each series of debt securities issued thereunder that the Company may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the applicable trustee for cancellation and the Company has paid all sums payable by it under the indenture; or (ii) (A) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such indenture, and (C) the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i), only the Company’s obligations to compensate and indemnify the applicable trustee under the indenture shall survive. With respect to the foregoing clause (ii) only the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. Thereafter, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

      Each indenture will provide that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series and (ii) may omit to comply with any term, provision, covenant or condition of such indenture, and such omission shall be deemed not to be an event of default under clause (d) of the first paragraph of “— Events of Default” with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the applicable trustee, to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such trustee an opinion of counsel that (1) the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (2) the holders of the debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and (E) the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(l) above may be replaced by a ruling directed to the applicable trustee received from the Internal Revenue Service to the same effect. Subsequent to a legal defeasance under clause (i) above, the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. After such debt securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

Applicable Law

      The indentures will provide that the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of our debt securities, preferred stock, or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

Warrants to Purchase Debt Securities

      Each prospectus supplement for warrants to purchase debt securities will describe:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of and exercise price for debt securities that may be purchased upon exercise of each debt warrant;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

      Certificates for warrants to purchase debt securities will be exchangeable for new debt warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

Warrants to Purchase Preferred Stock and Common Stock

      Each prospectus supplement for warrants to purchase preferred stock or common stock, will describe:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of the warrants issued with a specified principal amount of our debt securities or each share of our preferred stock or common stock;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	any provisions for adjustment of the number or amount of shares of our preferred stock or common stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

      Each warrant will entitle the holder of the warrant to purchase the principal amount of debt securities or shares of preferred stock or common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

      Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

      Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF CAPITAL STOCK

Common Stock

      We are authorized to issue up to 250,000,000 shares of common stock, par value $1.00 per share, of which, at December 31, 2002,

•	118,594,057 shares were outstanding and 1,059,211 shares were held as treasury stock;

•	2,139,386 shares were reserved for issuance upon the conversion of our $55.1 million principal amount of outstanding 6 3/8% debentures;

•	668,481 shares were reserved for issuance upon conversion of our $11.7 million principal amount of outstanding 7 1/4% debentures;

•	9,433,333 shares were reserved for issuance upon the conversion of our $12.7 million principal amount of outstanding 13 3/8% debentures issued 2001;

•	2,857,000 shares were reserved for issuance under our Executive Compensation Program;

•	and 1,200,000 shares were reserved for issuance under our Non-Employee Directors Stock Option Plan.

      The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders may not cumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding common stock is fully-paid and non-assessable.

      Our Articles of Incorporation include what is, in effect, a fair price provision applicable to certain business combination transactions in which we may be involved. The provision requires that an interested shareholder (which is defined to mean a beneficial holder of 10% or more of our outstanding shares of common stock) not engage in certain specified transactions (e.g., mergers, sales of assets, dissolution and liquidation) unless one of three conditions is met:

•	a majority of the directors who are unaffiliated with the interested shareholder and were directors before the interested shareholder became an interested shareholder approve the transaction;

•	holders of 80% or more of the outstanding shares of common stock approve the transaction; or

•	the shareholders are all paid a “fair price,” i.e., generally the higher of the fair market value of the shares or the same price as the price paid to shareholders in the transaction in which the interested shareholder acquired its block.

      By discouraging certain types of hostile takeover bids, the fair price provision may tend to insulate our current management against the possibility of removal. We are not aware of any person or entity proposing or contemplating such a transaction.

      The transfer agent and registrar for our common stock, which is listed on the NYSE, is ChaseMellon Shareholder Services, L.L.C., Ridgefield Park, N.J.

Preferred Stock

      We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. The Board of Directors has the authority to determine the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, redemption prices, sinking fund terms on any series of preferred stock, the number of shares constituting any such series and the designation thereof. Holders of preferred stock have no preemptive rights. The Company reserves for issuance a sufficient number of Series B Preferred Stock for operation of its rights plan, as described below.

      On May 11, 1999, the Board of Directors of the Company declared a dividend distribution of one right for each outstanding share of our common stock. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series B Preferred Stock at a purchase price of $100 in cash, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement, dated as of May 11, 1999, between us and ChaseMellon Shareholder Services, L.L.C., as rights agent. The rights are not exercisable or detachable from the common stock until ten days after any person or group acquires 20% or more (or commences a tender offer for 30% or more) of our common stock. If any person or group acquires 30% or more of our common stock or acquires us in a merger or other business combination, each right (other than those held by the acquiring person) will entitle the holder to purchase preferred stock of Coeur d’Alene Mines or common stock of the acquiring company having a market value of approximately two times the $100 exercise price. The rights expire on May 24, 2009, and can be redeemed by us at any time prior to their becoming exercisable. Shares of common stock issued prior to the expiration date of the rights upon conversion of our debentures will be accompanied by rights.

SELLING STOCKHOLDER

      The following table sets forth information relating to the selling stockholder’s beneficial ownership of our common stock:

	Shares/Percentage		Shares/Percentage
	of Common Stock		of Common Stock
	Beneficially Owned	Shares of Common	Beneficially Owned
Selling Stockholder	Prior to Offering	Stock Being Offered	After Offering(1)

Asarco Incorporated 1150 N. 17th Avenue Tucson, AZ 85703-0747	7,125,000/6%	7,125,000	0/0%

(1)	The shares in the “Shares/ Percentage of Common Stock Beneficially Owned After Offering” column assumes that the maximum number of shares that may be sold listed in the previous column are actually sold in the offering.

      These shares may be sold by the selling stockholder only at such time or times as the selling stockholder is entitled to, and determine to, exercise their contractual right to have such shares sold pursuant to this prospectus.

      All expenses incurred with the registration of the shares of common stock owned by the selling stockholder will be borne by us; provided that we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

Material Relationships with Asarco

      The shares of common stock covered by this prospectus were received by Asarco in exchange for our acquisition of silver assets and properties from Asarco on September 9, 1999. At the time of that initial acquisition, we entered into various agreements with Asarco governing our relationship. Under these agreements, Asarco has the right to request that we register its shares of our common stock under the Securities Act of 1933. We are registering the shares of common stock offered hereby by Asarco pursuant to Asarco’s exercise of such rights.

      In connection with Asarco’s exercise of its registration rights, we also entered into a side agreement with Asarco, dated January 6, 2003, to amend the various agreements previously entered into at the time of the initial acquisition of the shares. Under this side agreement, we agreed with Asarco as follows:

•	Termination of Director Rights. Asarco agreed to cause the directors that had been nominated by Asarco under the shareholders agreement between Asarco and the Company, namely Xavier Garcia de Quevedo Topete and Daniel Tellechea Salido, to resign from our board of directors. Asarco also waived any right to nominate directors in the future.

•	Nature of Widely Distributed Public Offering. In connection with its initial acquisition of shares of our common stock, Asarco had previously agreed, pursuant to the transaction agreement between Asarco and the Company, that it would not, without our prior consent, sell shares other than to an affiliate of Asarco or in a widely distributed public offering. Pursuant to the January 2003 side agreement, Asarco agreed that it will limit its sales of such shares so that no individual purchaser will purchase in excess of 500,000 shares.

•	Termination of Corporate Governance Rights. Under the shareholders agreement, we had agreed that, until Asarco holds less than 10% of our outstanding common stock, a number of specified actions by us would require the prior written consent of Asarco. These specified actions included, among others, (i) the approval of capital expenditure budgets and specified proposed borrowings or liens, (ii) any proposed liquidation, dissolution or bankruptcy proceeding, (iii) any material change in the nature of our business, (iv) specified issuances of equity, and (v) material amendment of our By-Laws or Articles of Incorporation or any increase in the number of directors above eleven. Pursuant to the January 2003 side agreement, Asarco agreed to waive its approval authority for any of these specified actions and we are no longer obligated to seek the prior approval of Asarco with respect to any such actions.

      We agreed under the January 2003 side agreement that we will use our best efforts to have the registration statement of which this prospectus constitutes a part declared effective.

      Under the shareholders agreement entered into in connection with Asarco’s initial acquisition of shares, Asarco agreed that without the consent of our board of directors, Asarco will not acquire common stock or other voting securities of Coeur, or any rights or options to buy any of such securities, if after any such acquisition, Asarco would own more than 20% of the total voting power of all outstanding voting equities securities of Coeur. This provision was not amended pursuant to the January 2003 side agreement and it remains in effect.

      Asarco was acquired by Grupo Mexico S.A. on November 17, 1999, subsequent to our entering into the shareholder agreement.

      Asarco, the prior lessee of Coeur’s Rochester mine, also has a net smelter royalty interest which is payable only when the market price of silver equals or exceeds $17.57 per ounce up to maximum rate of 5%. No royalties were required to be paid by Coeur during the three years ended December 31, 2001.

PLAN OF DISTRIBUTION

      The securities being offered by this prospectus may be sold by us or the selling stockholder:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or the selling stockholder to purchasers, through a specific bidding or auction process or otherwise, or

•	through a combination of any such methods of sale.

      The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or the selling stockholder or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

      Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

      If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

      If a dealer is used in the sale of the securities, we, the selling stockholder or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

      We and the selling stockholder may directly solicit offers to purchase the securities and we or the selling stockholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

      Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us and/or the selling stockholder to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

      Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

      Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

      Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

      The selling stockholder has agreed with the Company that it will limit its sales of shares hereunder so that no individual purchaser will purchase in excess of 500,000 shares.

LEGAL MATTERS

      The legality of the securities offered hereby will be passed upon for us by Gibson, Dunn & Crutcher, LLP, Los Angeles, California. The legality of the common stock offered hereby will be passed upon for us by William F. Boyd.

EXPERTS

      The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS

      On July 22, 2002, we dismissed our independent public accountants, Arthur Andersen LLP, and retained KPMG LLP to act as our independent auditors. Arthur Andersen had been our independent public accountants since 1999. In connection with Arthur Andersen’s audit of the consolidated financial statements for the fiscal years 1999, 2000, and 2001, and in connection with the subsequent period up to their dismissal, there were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, nor any reportable events. Arthur Andersen’s report on our consolidated financial statements for the fiscal years ended December 31, 1999, 2000, and 2001 contained no adverse opinion or disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope or accounting principles, except that Arthur Andersen’s report dated February 15, 2002 stated that the financial statements included in our annual report on Form 10-K for the year ended December 31, 2001 had been prepared assuming that we will continue as a going concern. The decision to change auditors was unanimously approved by our board of directors, including all of the members of our audit committee. Prior to the dismissal of Arthur Andersen, we had not consulted with KPMG on any accounting matters. KPMG has reviewed the disclosure contained in this section of the prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 10279; and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

      We filed a registration statement on Form S-3 with the SEC to register the securities being offered in this prospectus. This is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference “information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as amended;

•	Current Report on Form 8-K filed May 22, 2002;

•	Current Report on Form 8-K filed June 5, 2002;

•	Current Report on Form 8-K filed July 23, 2002 as amended;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2002; and

•	The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-08641), filed March 28, 1990, and any amendments or reports filed for the purpose of updating that description.

      We also incorporate by reference additional documents that we may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing such documents.

      Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

      Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the securities registered hereby:

SEC Registration fee	$—
NYSE listing fee	283,500
Printing, duplicating and engraving expenses	30,000
Legal fees and expenses (other than Blue Sky)	200,000
Accounting fees and expenses	45,000
Rating agency fees and expenses	25,000
Trustee’s fees and expenses	25,000
Blue sky fees and expenses	7,500
Miscellaneous	34,000

Total	$650,000

Item 15.     Indemnification of Directors and Officers

      Under Title 30, Section 30-1-5 of the Idaho Code and Article VI(b) of the Registrant’s By-Laws, the Registrant’s directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such. The material terms of the indemnification provisions are indemnification:

•	with respect to civil, criminal, administrative or investigative proceedings brought because the defendant is or was serving as an officer, director, employee or agent of the Company;

•	for judgments, fines and amounts paid in settlement reasonably incurred;

•	if the defendant acted in good faith and reasonably believed in the case of conduct in his official capacity that his conduct was in the best interests of the Company, and in all other cases that his conduct was at least not opposed to the best interests of the Company; and

•	if, with respect to a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      Attorney’s fees are included in such indemnification to the extent the indemnified party is successful on the merits in defense of the proceeding. If the foregoing criteria are met, indemnification also applies to a suit threatened or pending by the Company against the officer, director, employee or agent with respect to attorney’s fees unless there is negligence on the part of the indemnified party. Indemnification is made only upon a determination by the Company that it is proper under the circumstances because the applicable standard is met. The determination shall be made by a majority vote of:

•	a quorum of the board of directors consisting of those persons who are not parties to the proceeding;

•	if such a quorum is not available, by independent legal counsel in writing; or

•	by the shareholders.

      Generally, expenses for defense may be paid in advance of final disposition of the proceeding if the indemnified party provides a written affirmation of his good faith belief that he has met the relevant standard of conduct under the Idaho Code and further provides a written undertaking to repay such amounts if it is determined that the applicable standard has not been met. The Registrant also has an officers’ and directors’ liability insurance policy. This insurance policy contains a limit of liability of $10 million with a retention to the Company of $500,000, on a claims made basis. The policy covers claims against officers and directors for

“wrongful acts” and also reimburses the Company to the extent the Company indemnifies officers and directors in accordance with applicable law and its by-laws. “Wrongful act” is defined to mean any breach of duty, neglect, error, misstatement, misleading statement, omission or act by the directors or officers of the Company in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of the Company. The policy contains numerous exclusions of liability which are exceptions to coverage.

Item 16.     Exhibits

      See Exhibit Index attached hereto and incorporated by reference.

Item 17.     Undertakings

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on this 21st day of January, 2003.

COEUR D’ALENE MINES CORPORATION

By:	/s/ DENNIS E. WHEELER

Dennis E. Wheeler
Chairman of the Board and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment no. 1 to registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DENNIS E. WHEELER Dennis E. Wheeler	Chairman of the Board of Directors, Chief Executive Officer and Director (Principal Executive Officer)	January 21, 2003

/s/ WAYNE L. VINCENT Wayne L. Vincent	Controller and Chief Accounting Officer (Principal Financial Officer)	January 21, 2003

* Wayne L. Vincent	Controller and Chief Accounting Officer (Principal Accounting Officer)	January 21, 2003

* Cecil D. Andrus	Director	January 21, 2003

J. Kenneth Thompson	Director	January 21, 2003

* James J. Curran	Director	January 21, 2003

* James A. McClure	Director	January 21, 2003

* Robert E. Mellor	Director	January 21, 2003

Signature	Title	Date

* John H. Robinson	Director	January 21, 2003

* Timothy R. Winterer	Director	January 21, 2003

*	Dennis E. Wheeler, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ DENNIS E. WHEELER

Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

**1	(a)	Form of Underwriting Agreement relating to the securities offered by this registration statement.
*4	(a)	Articles of Incorporation of the Registrant and amendments thereto. (Incorporated herein by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1988).
*4	(b)	Bylaws of the Registrant and amendments thereto. (Incorporated herein by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1988).
*4	(c)	Certificate of Designations, Powers and Preferences of the Series A Junior Preferred Stock of the Registrant, as filed with Idaho Secretary of State on May 25, 1989 (Incorporated by reference to Exhibit 4(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1989).
*4	(d)	Restated and Amended Articles of Incorporation of the Registrant as filed with the Secretary of State of the State of Idaho effective September 13, 1999. (Incorporated herein by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999).
4	(e)	Form of Indenture.
**4	(f)	Form of Warrant.
5	(a)	Legal opinion of Gibson, Dunn & Crutcher LLP regarding the legality of the securities being registered under this registration statement.
5	(b)	Legal opinion of William F. Boyd regarding the legality of the securities being registered under this registration statement.
*12		Statement regarding computation of ratio of earnings to fixed charges.
23	(a)	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5(a)).
23	(b)	Consent of William F. Boyd (included in Exhibit 5(b)).
*24		Powers of Attorney.
**25		Statement of Eligibility of Trustee on Form T-1.

*	Previously filed.

**	To be filed by amendment when necessary or incorporated by reference as may be required with the offering of securities.